Exhibit 99.1

BIOCRYST PHARMACEUTICALS, INC.
2190 PARKWAY LAKE DRIVE
BIRMINGHAM, AL 35244
205-444-4600 205-444-4640 FAX
www.biocryst.com

Contacts:
BioCryst Pharmaceuticals, Inc.	Noonan/Russo
Michael A. Darwin	Sharon Weinstein (Investors)
Chief Financial Officer	(212) 845-4271
(205) 444-4600	Wendy Lau (Media)
(212) 845-4272

BIOCRYST PHARMACEUTICALS APPOINTS JONATHAN M. NUGENT, VICE PRESIDENT FOR
CORPORATE COMMUNICATIONS

Birmingham, Alabama – May 10, 2005 – BioCryst Pharmaceuticals, Inc. (Nasdaq NM: BCRX) today announced the appointment of Jonathan M. Nugent as Vice President, Corporate Communications. Mr. Nugent, 37, will be responsible for investor relations, media relations, corporate and public relations.  He will report to Charles E. Bugg, Ph.D., Chairman and Chief Executive Officer.

With over 15 years of experience in public affairs and communications, Mr. Nugent was most recently Senior Vice President and Director, Investor Relations at Burns McClellan, Inc. a leading healthcare and public and investor relations agency headquartered in New York City.  During his tenure at Burns McClellan, Mr. Nugent directed corporate, financial and public and investor relations programs for various clients, including Alkermes, Cephalon, Cytokinetics, Inamed, OSI Pharmaceuticals and ViaCell.  Working with the media and investment community, he helped gain maximum visibility for private and public biotechnology and pharmaceutical companies, while broadening their investor base through enhanced message positioning and focused communications strategies.

“This is a dynamic year for BioCryst and we are excited by the progress of our clinical and corporate programs,” said Charles E. Bugg, Ph.D., Chairman and Chief Executive Officer.  “With our ongoing programs in Fodosine™ and BCX-4208 we look forward to reporting on a variety of clinical trials throughout 2005 and in the years ahead.  As the company moves forward we believe John’s broad-based communications experience will be instrumental in helping us build awareness and momentum around milestones like these and others in our broad clinical program. Additionally he will play an integral role in working with our clinical trial sites nationwide.  Adding John’s communications expertise to support our enrollment sites and their efforts reflects our commitment to those sites and our clinical programs generally.”

About BioCryst

BioCryst Pharmaceuticals, Inc. designs, optimizes and develops novel drugs that block key enzymes involved in cancer, cardiovascular diseases, autoimmune diseases, and viral infections. BioCryst integrates the necessary disciplines of biology, crystallography, medicinal chemistry and computer modeling to effectively use structure-based drug design to discover and develop small molecule pharmaceuticals.

BioCryst’s lead product candidate, Fodosine™, an inhibitor of purine nucleoside phosphorylase (PNP), is currently in a Phase IIa trial for patients with T-cell malignancies and a Phase I trial with an oral formulation of Fodosine™ in CTCL. In addition, BioCryst plans to initiate a Phase I/II trial for B-cell acute lymphoblastic leukemia with Fodosine™ during the first half of 2005. Fodosine™ has been granted Orphan Drug status by the U.S. Food and Drug Administration for three indications: T-cell non-Hodgkin’s lymphoma, including cutaneous T-cell lymphoma; chronic lymphocytic leukemia (CLL) and related leukemias including prolymphocytic leukemia, adult T-cell leukemia, and hairy cell leukemia; and for treatment of acute lymphoblastic leukemia (ALL).  A Phase I study with BioCryst’s second-generation PNP inhibitor, BCX-4208, was recently completed in healthy volunteers.  A Phase I multi-dose study with BCX-4208 will follow, with the goal of initiating a Phase II study during 2005 in patients with psoriasis. In addition, BioCryst has other enzyme targets in drug discovery including hepatitis C polymerase and tissue factor/factor VIIa. For more information about BioCryst, please visit the company’s web site at www.biocryst.com.

Forward-looking statements

These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Some of the factors that could affect the forward-looking statements contained herein include that we may not be able to enroll the required number of subjects in clinical trials of Fodosine™ or BCX-4208, that each of the Phase IIa trial for patients with T-cell malignancies, Phase I trial of BCX-4208 and the Phase I trial of Fodosine™ for treatment of patients with cutaneous T-cell lymphoma may not be successfully completed, that BioCryst may not commence as expected additional trials with Fodosine™ and with BCX-4208, that Fodosine™, BCX-4208, or any of our other product candidates may not receive required regulatory clearances from the FDA, that Phase IIa clinical trials of Fodosine™ may not show the drug is effective over the 6-week period, that ongoing and future clinical trials may not have positive results,  that we may not be able to obtain a Special Protocol Assessment or otherwise be able to complete successfully the Phase IIb trial that is currently planned to be pivotal, that we may not be able to continue future development of Fodosine™, BCX-4208 or any of our other current development programs including  tissue factor/factor VIIa and hepatitis C polymerase, that Fodosine™, BCX-4208 or our other development programs may never result in future product, license or royalty payments being received by BioCryst, that BioCryst may not have sufficient cash to continue funding the development, manufacturing, marketing or distribution of its products and that additional funding, if necessary, may not be available at all or on terms acceptable to BioCryst. Please refer to the documents BioCryst files periodically with the Securities and Exchange Commission, specifically BioCryst’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K, which identify important factors that could cause the actual results to differ materially from those contained in the projections or forward-looking statements.

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